Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended
	December 31, 2009
	UNAUDITED

Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$(632,770)	$(4,324,063)
Change in Unrealized Income (Loss)	(862,564)	(1,708,019)
Foreign Currency Transaction Income (Loss)	(225,980)	1,329,454

Net Trading Income (Loss)	(1,721,314)	(4,702,628)

Other Income
Interest Income	1,218	48,385

Total Income (Loss)	1,218	48,385

Expenses
Advisory Incentive Fees	(37,970)	53,443
Management Fees	83,652	1,175,650
Organization and Offering Expenses	-	244,600
Administrative Expenses	115,066	1,294,623
Brokerage Expenses	206,068	2,685,415

Total Expenses	366,816	5,453,731

Net Income (Loss)	$(2,086,912)	$(10,107,974)

Statement of Changes in Net Asset Value

Beginning Balance	60,549,730	80,039,618
Additions	312,700	1,627,869
Net Income (Loss)	(2,086,912)	(10,107,974)
Transfers from Class A to Class B	-	(1,172,473)
Redemptions	(863,339)	(12,474,861)

Balance at December 31, 2009	$57,912,179	$57,912,179
Total Units Held at End of the Period		563,119
Net Asset Value Per Unit		$102.84
Rate of Return	-3.43%	-13.86%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER March 31, 2010

	For Month Ended
	December 31, 2009
	UNAUDITED

Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$(10,633)	$(60,582)
Change in Unrealized Income (Loss)	(14,495)	(23,245)
Foreign Currency Transaction Income (Loss)	(3,798)	16,420

Net Trading Income (Loss)	(28,926)	(67,407)

Other Income
Interest Income	21	670

Total Income (Loss)	21	670

Expenses
Advisory Incentive Fees	(638)	706
Management Fees	1,406	16,561
Organization and Offering Expenses	-	3,400
Administrative Expenses	1,934	18,055
Brokerage Expenses	1,810	19,071

Total Expenses	4,512	57,793

Net Income (Loss)	$(33,417)	$(124,530)

Statement of Changes in Net Asset Value

Beginning Balance	997,767	-
Additions	25,000	45,000
Net Income (Loss)	(33,417)	(124,530)
Transfers from Class A to Class B	-	1,172,473
Redemptions	(7,583)	(111,176)

Balance at December 31, 2009	$981,767	$981,767
Total Units Held at End of the Period		9,358
Net Asset Value Per Unit		$104.91
Rate of Return	-3.27%	-12.13%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER March 31, 2010